Exhibit 99.1

N e w s R e l e a s e

November 19, 2007	For immediate release
Park National Corporation declares fourth quarter dividend
NEWARK, Ohio — Park National Corporation (Park) (AMEX:PRK) announced today its dividend for the fourth quarter of 2007. Park’s board of directors declared a $.94 per share quarterly cash dividend in respect of Park’s common shares, which is payable on January 3, 2008 to shareholders of record as of the close of business on December 19, 2007. The new quarterly dividend rate of $.94 per share is 1.1 percent higher than the previous quarterly dividend rate of $.93 per share.
Headquartered in Newark, Ohio, Park holds $6.511 billion in assets (based on asset totals as of September 30, 2007). Park and its subsidiaries consist of 14 community banking divisions, 12 of which are based in Ohio, 1 in Alabama and 1 in Florida, and 2 specialty finance companies. Park operates 154 offices through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Vision Bank of Panama City, Florida, Vision Bank Division of Gulf Shores, Alabama, Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), and Guardian Financial Services Company.
Media contact: Bethany White, Communication Specialist, 740.349.3754
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com